Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Knopick

888-795-6336

www.itronics.com

ITRONICS GOLD’n GRO FERTILIZER DIVISION ANNOUNCES REVENUE GAINS

RENO, Nevada, July 26, 2007 - Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that first half 2007 GOLD'n GRO fertilizer division sales reached $1,378,600 compared to $1,098,400 in the comparable 2006 period, an increase of 26%. At the same time, GOLD'n GRO liquid fertilizer sales were reported up 30% to $1,169,800 in the first half of 2007. Fertilizer sales growth is expected to continue for the balance of 2007.

Silver converted from photochemical liquids increased by 222% in the first half of 2007 as compared to the first half of 2006. The company recognized Silver sales of $120,900, a decrease of 25% during the first half 2007 due to reduced furnace availability caused by uncontrollable electrical power surges in the refinery’s electrical supply. The Company is resolving the problems and it is also revising its photochemical blending procedures to increase the silver content of the silver concentrates it is producing. The Company expects to implement the revised photochemical blending procedures in the current quarter. Silver sales will be reduced until the electrical power supply problem is solved, which could take two or three months. The Company will continue to inventory silver until these problems are resolved. The Company will continue to implement its silver refinery expansion plans and is planning to install a new screening system late in the current quarter.

Photochemical services sales were $88,000 up 133% over the first half of 2006. Photochemical gallons were up 433% reflecting the positive contribution being made by new photochemical services agreements entered into in the fourth quarter of 2006 and the first half of 2007. Photochemical Services sales are expected to triple in the third quarter due to delivery of a new Photochemical Silver concentrator to one customer and upgraded components to another customer.

Itronics expects to report full financial results for the first half on August 14 when it files the 10-QSB for the 2nd Quarter.

"The company is proceeding on schedule with the GOLD’n GRO Guardian deer repellent fertilizer registration, previously announced. Once the registration is completed in early 2008, the Company expects GOLD’n GRO Guardian deer repellent fertilizer sales to produce a further significant increase in sales growth," said Dr. John Whitney, Itronics’ President. "The Company is continuing to develop new crop applications for the established GOLD’n GRO liquid fertilizers and is working on two new bulk fertilizer field blends that are expected to produce further growth in existing product sales in the second half of 2007 and for the full year 2008."

"The continued sales growth demonstrates the successful implementation of the Company’s eight part long term growth plan," said Dr. Whitney.

About Itronics

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with a fully permitted Beneficial Use Photochemical, Silver, and Water Recycling plant located in the United States which

***More***

7-26-07 Itronics Inc Press Release, "Itronics GOLD’n GRO Fertilizer Division Revenue Gains…"

converts used photoliquids into pure silver and liquid fertilizers. At the Company’s Reno, Nevada factory, more than 99 percent of the silver and virtually all the other toxic heavy metals are extracted from used photoliquids. The purified liquids are converted into environmentally beneficial, chelated, micronutrient and multinutrient liquid fertilizers sold under the GOLD'n GRO trademark. The silver is refined and sold as bullion and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers can be used for lawns and houseplants, and are available, along with GOLD'n GRO liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com . The popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com ..

Itronics Inc. is a "Creative Environmental Technology" company and a world leader in photochemical recycling. The Company also provides project planning and technical services to the gold mining industry and operates the popular InsideMetals.com web site, http://www.insidemetals.com. which provides a WORLD VIEW of Gold Producer Stocks and Junior Gold Stocks. Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new recycling and fertilizer technologies.

Safe Harbor Statement

Under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.